Exhibit 99.1

United Announces Third-Quarter 2013 Profit

UAL Reports $590 Million Third-Quarter 2013 Profit Excluding Special Charges;

$379 Million Profit Including Special Charges

CHICAGO, Oct. 24, 2013 – United Airlines (UAL) today reported third-quarter 2013 net income of $590 million, an increase of 13.5 percent year-over-year, or $1.51 per diluted share, excluding $211 million of special charges. Including special charges, UAL reported third-quarter 2013 net income of $379 million, or $0.98 per diluted share.

•	UAL generated $10.2 billion of revenue in the third quarter of 2013.

•	United’s consolidated passenger revenue per available seat mile (PRASM) increased 2.7 percent in the third quarter compared to the third quarter of 2012.

•	Third-quarter consolidated unit costs (CASM), holding fuel rate and profit sharing constant and excluding special charges and third-party business expense, increased 3.6 percent year-over-year on a consolidated capacity (available seat miles) reduction of 1.1 percent. Third-quarter consolidated CASM increased 1.2 percent year-over-year.

•	United’s third-quarter consolidated fuel efficiency (gallons per available seat mile) improved 1.1 percent year-over-year, due primarily to replacing older aircraft with highly efficient new Boeing 737-900ERs and Boeing 787 Dreamliners.

•	UAL ended the third quarter with $6.7 billion in unrestricted liquidity.

“We have significantly improved our operations, customer service and product, and are now competitive on all those dimensions. I want to thank my co-workers as we work together to deliver on our promise of making United flyer friendly,” said Jeff Smisek, chairman, president and chief executive officer. “However, we are not satisfied with our financial performance, and are taking prompt actions to increase our revenue and operate more efficiently across the company.”

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Third-Quarter Revenue and Capacity

For the third quarter, total revenue was $10.2 billion, an increase of 3.2 percent compared to the same period in 2012. Third-quarter consolidated passenger revenue increased 1.6 percent year-over-year to $8.9 billion, on a consolidated capacity decrease of 1.1 percent year-over-year. Other revenue in the third quarter increased 25.0 percent year-over-year to $1.1 billion and third-quarter cargo revenue decreased 19.1 percent versus the third quarter of 2012 to $199 million.

Consolidated revenue passenger miles (RPMs) decreased 0.3 percent on a consolidated capacity decrease of 1.1 percent year-over-year, resulting in a consolidated load factor of 85.9 percent in the third quarter.

Third-quarter consolidated PRASM increased 2.7 percent compared to the same period in 2012. Consolidated yield for the third quarter increased 1.9 percent year-over-year.

“This quarter my co-workers consistently delivered solid operational performance, and our customer satisfaction scores continue to rise,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “We are, however, disappointed by the pace of our revenue improvements, and we are taking numerous actions to improve our performance to more swiftly realize our full revenue potential.”

Third-quarter passenger revenue and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	3Q 2013 Passenger Revenue (millions)	Passenger Revenue vs. 3Q 2012	PRASM vs. 3Q 2012	Yield vs. 3Q 2012	Available Seat Miles vs. 3Q 2012
Domestic	$3,339	0.4%	2.9%	2.3%	(2.4%)
Atlantic	1,765	11.0%	9.0%	5.6%	1.9%
Pacific	1,289	(11.0%)	(9.4%)	(8.4%)	(1.7%)
Latin America	632	0.6%	0.5%	1.2%	0.2%

International	3,686	0.5%	0.2%	(0.7%)	0.3%
Mainline	7,025	0.5%	1.6%	0.8%	(1.1%)
Regional	1,893	6.3%	7.1%	6.1%	(0.8%)

Consolidated	$8,918	1.6%	2.7%	1.9%	(1.1%)

Third-Quarter Costs

Total operating expenses increased $11 million, or 0.1 percent, in the third quarter versus the same period in 2012. Excluding special charges, third-quarter total operating expenses increased $314 million, or 3.4 percent, year-over-year.

Third-quarter consolidated CASM increased 1.2 percent year-over-year. Third-quarter consolidated CASM, excluding special charges and third-party business expense, increased 2.9 percent compared to third-quarter 2012. Third-party business expense was $205 million in the third quarter of 2013.

UAL Announces Third-Quarter 2013 Profit / Page 3

In the third quarter, consolidated CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 3.6 percent compared to the third quarter of 2012.

“We are committed to operating more efficiently across all aspects of our business,” said John Rainey, UAL’s executive vice president and chief financial officer. “We continue to improve our balance sheet and to make return-driven investments in our business, both of which are critical to creating long-term economic value for our stakeholders.”

Liquidity and Cash Flow

UAL ended the third quarter with $6.7 billion in unrestricted liquidity, including $1.0 billion of undrawn commitments under its revolving credit facility. During the third quarter, UAL generated $237 million of operating cash flow. The company’s gross capital expenditures and purchase deposits for the quarter were $598 million, and the company made debt and capital lease principal payments of $253 million in the third quarter.

Third-Quarter 2013 Accomplishments

Operations, Co-workers and Customer Service

•	United Airlines reported a third-quarter mainline on-time arrival rate (domestic and international) of 78.9 percent. The on-time arrival rate is based on flights arriving within 14 minutes of scheduled arrival time. United co-workers earned cash-incentive payments of $9 million for on-time performance during the third quarter.

•	The company reached tentative agreements on new joint collective bargaining agreements with the International Association of Machinists (IAM) for the more than 28,000 fleet service, passenger service and storekeeper employees.

•	United’s pilots established an integrated seniority list, and United announced it offered recall to nearly 600 pilots currently on furlough to address the airline’s future staffing needs.

•	United neared completion of its comprehensive customer service training program for all customer-facing co-workers worldwide with more than 90 percent of mainline and United Express flight attendants, airport agents and reservation agents trained through the third quarter.

Network, Fleet and Sustainability

•	In the third quarter, the company announced it is expanding its leading worldwide route network and will launch future nonstop service from San Francisco to Chengdu, China, the fourth-largest Chinese city, and from Chicago to Edinburgh, Scotland, beginning in June 2014. This quarter, United launched new nonstop service to St. Lucia, as well as additional nonstop service to Anchorage, Alaska; Austin, Texas; Traverse City, Mich.; and Saskatoon, Saskatchewan, Canada. The company also announced it is adding three other cities to its network: Elmira, N.Y., Topeka, Kan.; and Sun Valley, Idaho, as well as additional service to Fort Myers, Fla.; Hayden, Colo.; Indianapolis; and State College, Pa.

UAL Announces Third-Quarter 2013 Profit / Page 4

•	The company took delivery of seven new highly efficient aircraft, including six Boeing 737-900ERs and one Boeing 787 Dreamliner, and removed from service seven Boeing 757-200s.

•	A United Boeing 737-800 aircraft retrofitted with the new Split Scimitar Winglet began test flights. United is the North American launch customer for the Next-Generation 737 advanced winglet that improves the efficiency of the company’s 737 fleet by approximately 2 percent while simultaneously reducing carbon emissions, and the company will begin installing the new winglets across its 737 fleet by year end.

•	United was named the Eco-Aviation “Airline of the Year” Gold Winner by Air Transport World (ATW) magazine.

Product, Loyalty Program and Facilities

•	United debuted its new brand campaign, featuring its iconic “Fly the Friendly Skies” tagline, reinterpreted for today’s travelers. The new campaign explains United’s commitment to being “user-friendly,” which to customers today means the combination of service, technology and product enhancements.

•	The company continued outfitting aircraft with global satellite Wi-Fi across its entire mainline fleet, offering inflight connectivity on long-haul international flights. The airline now has more than 115 Wi-Fi-equipped aircraft and is outfitting about one aircraft per day with global satellite Wi-Fi.

•	The airline expanded its offering of live television to more than 200 aircraft, offering customers more than 100 channels of live programming while in-flight. United operates more live television-equipped aircraft than any other airline in the world.

•	United released refreshed applications for iPhone, Android and BlackBerry 10 that include streamlined user interfaces along with a new feature that enables customers to manage their travel in real time if a flight delay or cancellation should occur.

•	United continued retrofitting its p.s. (Premium Service) transcontinental aircraft that fly from New York to Los Angeles and San Francisco. The airline already has retrofitted 12 of its 15 p.s. aircraft with the latest cabin interiors, premium-cabin flat-bed seats, and personal on-demand entertainment and Wi-Fi throughout the aircraft.

•	United debuted its Choice Menu “Bistro on Board” featuring new fresh food menu options available for sale to Economy customers on flights longer than three-and-a-half hours within North America and to and from Central America. United is providing customers innovative selections made with high-quality ingredients that will change seasonally.

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•	United MileagePlus and Marriott Rewards® joined forces to provide their most loyal members with unprecedented travel benefits. Through the RewardsPlus program, United customers who are Premier Gold MileagePlus members or above can enjoy Marriott Gold Elite status and benefits. The program also offers Marriott Rewards Platinum Elite members MileagePlus Premier Silver status.

•	The company teamed up with Mercedes-Benz USA to provide innovative new benefits exclusively to United’s most frequent flyers seeking a luxury driving experience. MileagePlus Premier members receive incentives and 25,000 bonus miles when purchasing or leasing certain new Mercedes-Benz vehicles. In addition, United and Mercedes partnered to offer United’s Global Services customers tarmac transfer service at the airline’s Chicago and Houston hubs.

•	The company opened its new United Club lounge in Terminal 2 at San Diego International Airport, the third club to feature the airline’s new design concept.

About United

United Airlines and United Express operate an average of more than 5,300 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom, economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on more than 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. In 2013, United continues to modernize its fleet by taking delivery of more than two dozen new Boeing aircraft. The company will have launched 14 new international and 19 new domestic routes, including the addition of seven new cities to its network, by the end of 2013. Business Traveler magazine awarded United Best Airline for North American Travel for 2012, and readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. Air Transport World named United as the Eco-Aviation Airline of the Year Gold Winner in 2013. United is a founding member of Star Alliance, which provides service to 195 countries via 28

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member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
(In millions, except per share data)	2013	2012	(Decrease)	2013	2012	(Decrease)
Operating revenue:
Passenger:
Mainline	$7,025	$6,993	0.5	$19,792	$19,891	(0.5)
Regional	1,893	1,781	6.3	5,353	5,159	3.8

Total passenger revenue	8,918	8,774	1.6	25,145	25,050	0.4
Cargo	199	246	(19.1)	662	775	(14.6)
Other	1,111	889	25.0	3,143	2,625	19.7

Total operating revenue	10,228	9,909	3.2	28,950	28,450	1.8

Operating expenses:
Aircraft fuel (A)	3,262	3,406	(4.2)	9,380	10,043	(6.6)
Salaries and related costs	2,209	2,038	8.4	6,511	5,959	9.3
Regional capacity purchase (B)	621	628	(1.1)	1,837	1,887	(2.6)
Landing fees and other rent	540	504	7.1	1,544	1,476	4.6
Aircraft maintenance materials and outside repairs	472	469	0.6	1,390	1,308	6.3
Depreciation and amortization	435	379	14.8	1,268	1,137	11.5
Distribution expenses	377	356	5.9	1,052	1,038	1.3
Aircraft rent	231	245	(5.7)	706	747	(5.5)
Special charges (C)	211	514	NM	355	884	NM
Other operating expenses	1,362	1,170	16.4	3,893	3,467	12.3

Total operating expenses	9,720	9,709	0.1	27,936	27,946	—

Operating income	508	200	154.0	1,014	504	101.2
Nonoperating income (expense):
Interest expense	(195)	(202)	(3.5)	(590)	(631)	(6.5)
Interest capitalized	12	9	33.3	35	26	34.6
Interest income	5	4	25.0	16	16	—
Miscellaneous, net	52	4	NM	(48)	(7)	NM

Total nonoperating expense	(126)	(185)	(31.9)	(587)	(596)	(1.5)

Income (loss) before income taxes	382	15	NM	427	(92)	NM
Income tax expense (benefit) (D)	3	9	(66.7)	(4)	11	NM

Net Income (loss)	$379	$6	NM	$431	$(103)	NM

Earnings (loss) per share, basic	$1.06	$0.02	NM	$1.25	$(0.31)	NM

Earnings (loss) per share, diluted	$0.98	$0.02	NM	$1.15	$(0.31)	NM

Weighted average shares, basic	357	331	7.9	343	331	3.6
Weighted average shares, diluted	395	332	19.0	390	331	17.8

NM Not meaningful

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UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
(In millions, except per gallon)	2013	2012	(Decrease)	2013	2012	(Decrease)
Mainline fuel expense excluding hedge impacts	$2,657	$2,733	(2.8)	$7,604	$8,091	(6.0)
Hedge gains (losses) reported in fuel expense (a)	14	(38)	NM	(4)	(107)	NM

Total mainline fuel expense	2,643	2,771	(4.6)	7,608	8,198	(7.2)
Regional fuel expense	619	635	(2.5)	1,772	1,845	(4.0)

Consolidated fuel expense	3,262	3,406	(4.2)	9,380	10,043	(6.6)
Cash-settled hedge gains (losses) not recorded in fuel expense (b)	2	(1)	NM	18	(1)	NM

Fuel expense including all gains (losses) from settled hedges (c)	$3,260	$3,407	(4.3)	$9,362	$10,044	(6.8)

Mainline fuel consumption (gallons)	852	872	(2.3)	2,427	2,511	(3.3)
Mainline average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$3.12	$3.13	(0.3)	$3.13	$3.22	(2.8)
Mainline average aircraft fuel price per gallon	$3.10	$3.18	(2.5)	$3.13	$3.26	(4.0)
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges	$3.10	$3.18	(2.5)	$3.13	$3.27	(4.3)
Regional fuel consumption (gallons)	194	197	(1.5)	559	560	(0.2)
Regional average aircraft fuel price per gallon	$3.19	$3.22	(0.9)	$3.17	$3.29	(3.6)
Consolidated consumption (gallons)	1,046	1,069	(2.2)	2,986	3,071	(2.8)
Consolidated average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$3.13	$3.15	(0.6)	$3.14	$3.24	(3.1)
Consolidated average aircraft fuel price per gallon	$3.12	$3.19	(2.2)	$3.14	$3.27	(4.0)
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled hedges	$3.12	$3.19	(2.2)	$3.14	$3.27	(4.0)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100% of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on cash-settled hedges and gains (losses) on cash-settled hedges not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	This figure does not include non-cash mark-to-market (“NCMTM”) gains, which are recorded in Nonoperating income (expense): Miscellaneous, net. NCMTM gains were $60 million and $13 million for the three months ended Sept. 30, 2013, and 2012 respectively, and $12 million and $9 million for the nine months ended Sept. 30, 2013, and 2012 respectively.

(B)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers or other third parties contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $160 million and $476 million for the three months and nine months ended Sept. 30, 2013, respectively, of which $108 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended Sept. 30, 2013, and $320 million and $156 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the nine months ended Sept. 30, 2013, in our Statements of Consolidated Operations.

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UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special charges include the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2013	2012	2013	2012
Labor agreement costs	$127	$454	$127	$454
Merger integration-related costs	50	60	165	331
Additional costs associated with the temporarily grounded Boeing 787 aircraft	—	—	18	—
Voluntary severance and benefits	—	—	14	125
(Gains) losses on sales of assets and other special items, net	34	—	31	(26)

Total special charges	211	514	355	884
Income tax benefit	—	—	—	(2)

Special items, net of tax	$211	$514	$355	$882

2013—Special charges

Labor agreement costs: On Sept. 26, 2013, the company announced that it had reached tentative agreements with respect to joint collective bargaining agreements with the International Association of Machinists (“IAM”) for the fleet service, passenger service and storekeeper workgroups. The agreements are subject to ratification by IAM members. The company recorded a $127 million special charge as a result. This expense is associated with lump-sum cash payments that would be made in conjunction with the ratification of the agreements. If ratified, the company currently expects to make the related lump-sum cash payments by early 2014.

Merger integration-related costs: Merger integration-related costs include compensation costs related to systems integration and training, branding activities, new uniforms, write-off or acceleration of depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

Additional costs associated with the temporarily grounded Boeing 787 aircraft: During the nine months ended Sept. 30, 2013, the company recorded $18 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded. The aircraft returned to service in May 2013.

Voluntary severance and benefits: During the nine months ended Sept. 30, 2013, the company recorded $14 million associated with a voluntary program offered by United in which flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

(Gains) losses on sales of assets and other special items, net: During the three months ended Sept. 30, 2013, the company adjusted its reserves for certain legal matters by $34 million due to recent potential adverse developments. Additionally, during the nine months ended Sept. 30, 2013, the company recorded a $5 million gain related to a contract termination and $2 million in losses on the sale of assets.

2012—Special charges

Labor agreement costs: On Aug. 3, 2012, the Company announced it had reached an agreement in principle with respect to a new joint collective bargaining agreement with the Air Line Pilots Association representing pilots at United and Continental. The Company recorded $454 million of expense in the third quarter associated with lump-sum cash payments that would be made in conjunction with the ratification of the contract and the completion of the integrated pilot seniority list. This charge also included costs associated with changes to existing pilot disability plans negotiated in connection with the agreement in principle. The lump sum payments are not in lieu of future pay increases and were accrued in the third quarter as a result of the payments becoming probable, primarily due to reaching the agreement in principle. The agreement was ratified in December 2012.

Merger integration-related costs: Includes compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions. In addition, on June 30, 2012, UAL became obligated under an indenture to issue to the Pension Benefit Guaranty Corporation, no later than Feb. 14, 2013, $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $48 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a financial triggering event under the 8% Notes indenture.

Voluntary severance and benefits: During the nine months ended Sept. 30, 2012, the Company recorded $125 million of severance and benefits associated with three voluntary employee programs, respectively. During the first quarter of 2012, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated. The Company also offered a voluntary leave of absence program that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period. During the second quarter of 2012, as part of the recently amended collective bargaining agreement with the Association of Flight

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Attendants, the Company offered a voluntary program for flight attendants at United to retire early in exchange for a cash severance payment. The payments are dependent on the number of years of service each employee has accumulated. Approximately 1,300 flight attendants accepted this program and the Company estimates the amount for this voluntary program to be approximately $76 million.

Gains on sales of assets and other special items, net: During the nine months ended Sept. 30, 2012, the company sold nine aircraft and its interest in a crew hotel in Hawaii. The company also recorded an impairment charge on an intangible asset related to certain take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to legal reserves.

(D)	No federal income tax expense was recognized related to our pretax income for the three months ended Sept. 30, 2013 and 2012 and the nine months ended Sept. 30, 2013, due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the nine months ended Sept. 30, 2012 were not reduced by any tax benefits.

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UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended		% Increase/ (Decrease)	Nine Months Ended		% Increase/ (Decrease)
	September 30,			September 30,
	2013	2012		2013	2012
Mainline:
Passengers (thousands)	24,103	25,050	(3.8)	69,174	71,784	(3.6)
Revenue passenger miles (millions)	48,780	48,951	(0.3)	136,047	137,861	(1.3)
Available seat miles (millions)	56,508	57,135	(1.1)	161,337	165,954	(2.8)
Cargo ton miles (millions)	495	597	(17.1)	1,614	1,859	(13.2)
Passenger load factor:
Mainline	86.3%	85.7%	0.6pts.	84.3%	83.1%	1.2pts.
Domestic	86.9%	86.4%	0.5pts.	86.0%	85.1%	0.9pts.
International	85.7%	84.9%	0.8pts.	82.6%	81.0%	1.6pts.
Passenger revenue per available seat mile (cents)	12.43	12.24	1.6	12.27	11.99	2.3
Average yield per revenue passenger mile (cents)	14.40	14.29	0.8	14.55	14.43	0.8
Average fare per passenger	$291.46	$279.16	4.4	$286.12	$277.10	3.3
Cost per available seat mile (CASM) (cents):
CASM (a)	14.16	14.03	0.9	14.28	13.83	3.3
CASM, excluding special charges (b)	13.79	13.13	5.0	14.06	13.30	5.7
CASM, excluding special charges and third-party business expenses (b)	13.43	13.04	3.0	13.75	13.19	4.2
CASM, excluding special charges, third-party business expenses and fuel (b)	8.75	8.19	6.8	9.03	8.25	9.5
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.52	13.04	3.7	13.93	13.19	5.6
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (c)	$3.12	$3.13	(0.3)	$3.13	$3.22	(2.8)
Average aircraft fuel price per gallon (c)	$3.10	$3.18	(2.5)	$3.13	$3.26	(4.0)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (c)	$3.10	$3.18	(2.5)	$3.13	$3.27	(4.3)
Fuel gallons consumed (millions)	852	872	(2.3)	2,427	2,511	(3.3)
Aircraft in fleet at end of period	694	697	(0.4)	694	697	(0.4)
Average stage length (miles) (d)	1,982	1,925	3.0	1,940	1,898	2.2
Average daily utilization of each aircraft (hours)	10:54	11:07	(1.9)	10:35	10:53	(2.8)
Regional:
Passengers (thousands)	12,692	12,538	1.2	35,928	35,402	1.5
Revenue passenger miles (millions)	7,083	7,070	0.2	19,941	19,758	0.9
Available seat miles (millions)	8,532	8,599	(0.8)	24,326	24,740	(1.7)
Passenger load factor	83.0%	82.2%	0.8pts.	82.0%	79.9%	2.1pts.
Passenger revenue per available seat mile (cents)	22.19	20.71	7.1	22.01	20.85	5.6
Average yield per revenue passenger mile (cents)	26.73	25.19	6.1	26.84	26.11	2.8
Aircraft in fleet at end of period	572	541	5.7	572	541	5.7
Average stage length (miles) (d)	544	551	(1.3)	541	542	(0.2)

UAL Announces Third-Quarter 2013 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2013	2012			2013	2012
Consolidated (Mainline and Regional):
Passengers (thousands)	36,795	37,588	(2.1)		105,102	107,186	(1.9)
Revenue passenger miles (millions)	55,863	56,021	(0.3)		155,988	157,619	(1.0)
Available seat miles (millions)	65,040	65,734	(1.1)		185,663	190,694	(2.6)
Passenger load factor	85.9%	85.2%	0.7	pts.	84.0%	82.7%	1.3	pts.
Passenger revenue per available seat mile (cents)	13.71	13.35	2.7		13.54	13.14	3.0
Total revenue per available seat miles (cents)	15.73	15.07	4.4		15.59	14.92	4.5
Average yield per revenue passenger mile (cents)	15.96	15.66	1.9		16.12	15.89	1.4
CASM (a)	14.94	14.77	1.2		15.05	14.65	2.7
CASM, excluding special charges (b)	14.62	13.99	4.5		14.86	14.19	4.7
CASM, excluding special charges and third-party business expenses (b)	14.31	13.90	2.9		14.59	14.10	3.5
CASM, excluding special charges, third-party business expenses and fuel (b)	9.29	8.72	6.5		9.54	8.83	8.0
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	14.40	13.90	3.6		14.80	14.10	5.0
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (c)	$3.13	$3.15	(0.6)		$3.14	$3.24	(3.1)
Average aircraft fuel price per gallon (c)	$3.12	$3.19	(2.2)		$3.14	$3.27	(4.0)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (c)	$3.12	$3.19	(2.2)		$3.14	$3.27	(4.0)
Fuel gallons consumed (millions)	1,046	1,069	(2.2)		2,986	3,071	(2.8)
Average full-time equivalent employees (thousands)	84.5	85.4	(1.1)		84.7	84.6	0.1

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

UAL Announces Third-Quarter 2013 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business.

	Three Months Ended		$	%	Nine Months Ended		$	%
	September 30,		Increase/	Increase/	September 30,		Increase/	Increase/
(in millions)	2013	2012	(Decrease)	(Decrease)	2013	2012	(Decrease)	(Decrease)
Operating expenses	$9,720	$9,709	$11	0.1	$27,936	$27,946	$(10)	—
Less: Special charges (C)	211	514	(303)	NM	355	884	(529)	NM

Operating expenses, excluding special charges	9,509	9,195	314	3.4	27,581	27,062	519	1.9
Less: Third-party business expenses	205	55	150	272.7	496	180	316	175.6
Less: Fuel expense	3,262	3,406	(144)	(4.2)	9,380	10,043	(663)	(6.6)
Less: Profit sharing, including taxes	120	106	14	13.2	162	160	2	1.3

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,922	$5,628	$294	5.2	$17,543	$16,679	$864	5.2

Net income (loss)	$379	$6	$373	NM	$431	$(103)	$534	NM
Less: Special charges, net (C)	211	514	(303)	NM	355	882	(527)	NM

Net income, excluding special charges	$590	$520	$70	13.5	$786	$779	$7	0.9

Diluted earnings (loss) per share	$0.98	$0.02	$0.96	NM	$1.15	$(0.31)	$1.46	NM
Add back: Special charges, net of tax	0.53	1.31	(0.78)	NM	0.91	2.27	(1.36)	NM
Add back: Impact of dilution	—	0.02	(0.02)	NM	—	0.10	(0.10)	NM

Diluted earnings per share, excluding special charges	$1.51	$1.35	$0.16	11.9	$2.06	$2.06	$0.00	—

UAL Announces Third-Quarter 2013 Profit / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended September 30,		% Increase/	Nine Months Ended September 30,		% Increase/
	2013	2012	(Decrease)	2013	2012	(Decrease)
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	14.16	14.03	0.9	14.28	13.83	3.3
Less: Special charges (C)	0.37	0.90	NM	0.22	0.53	NM

CASM, excluding special charges	13.79	13.13	5.0	14.06	13.30	5.7
Less: Third-party business expenses	0.36	0.09	300.0	0.31	0.11	181.8

CASM, excluding special charges and third-party business expenses	13.43	13.04	3.0	13.75	13.19	4.2
Less: Fuel expense	4.68	4.85	(3.5)	4.72	4.94	(4.5)

CASM, excluding special charges, third-party business expenses and fuel	8.75	8.19	6.8	9.03	8.25	9.5
Less: Profit sharing per available seat mile	0.21	0.19	10.5	0.10	0.10	—

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.54	8.00	6.8	8.93	8.15	9.6
Add: Profit sharing held constant at prior year expense per available seat mile	0.19	0.19	—	0.10	0.10	—
Add: Current year fuel cost at prior year fuel price per available seat mile	4.79	—	NM	4.90	—	NM
Add: Prior year fuel cost per available seat mile	—	4.85	NM	—	4.94	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	13.52	13.04	3.7	13.93	13.19	5.6

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.94	14.77	1.2	15.05	14.65	2.7
Less: Special charges (C)	0.32	0.78	NM	0.19	0.46	NM

CASM, excluding special charges	14.62	13.99	4.5	14.86	14.19	4.7
Less: Third-party business expenses	0.31	0.09	244.4	0.27	0.09	200.0

CASM, excluding special charges and third-party business expenses	14.31	13.90	2.9	14.59	14.10	3.5
Less: Fuel expense	5.02	5.18	(3.1)	5.05	5.27	(4.2)

CASM, excluding special charges, third-party business expenses and fuel	9.29	8.72	6.5	9.54	8.83	8.0
Less: Profit sharing per available seat mile	0.18	0.16	12.5	0.09	0.08	12.5

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.11	8.56	6.4	9.45	8.75	8.0
Add: Profit sharing held constant at prior year expense per available seat mile	0.16	0.16	—	0.09	0.08	12.5
Add: Current year fuel cost at prior year fuel price per available seat mile	5.13	—	NM	5.26	—	NM
Add: Prior year fuel cost per available seat mile	—	5.18	NM	—	5.27	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	14.40	13.90	3.6	14.80	14.10	5.0

UAL Announces Third-Quarter 2013 Profit / Page 15

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Twelve Months Ended September 30, 2013
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special charges (a)	$589
Add: Interest expense (b)	803
Add: Interest component of capitalized aircraft rent (b)	472
Add: Net interest on pension (b)	151
Less: Adjusted income tax benefit	7

NOPAT	$2,022

Effective tax rate	(1.2%)
Invested Capital (five-quarter average)
Total assets	$37,421
Add: Capitalized aircraft rent (@ 7.0x)	6,845
Less:
Advance ticket sales	(4,153)
Frequent flier deferred revenue	(6,557)
Deferred incomes taxes	2,849
Tax valuation allowance	(4,407)
Other non-interest bearing liabilities	(7,103)

Average Invested Capital (five-quarter average)	$24,895

Return on Invested Capital	8.1%

(a)	Non-GAAP Financial Reconciliation

Twelve Months Ended September 30, 2013
Loss before income taxes	$(205)
Add: Special charges	794

Pre-tax income excluding special charges	$589

(b)	Net of tax shield

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